Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, July 30, 2010
7:30 a.m. CDT
TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS FOR
SECOND QUARTER 2010
DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported GAAP net earnings per share of $0.19 in the second quarter of 2010 compared to $0.10 per share in the second quarter of 2009.
Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Our revenue momentum, which began in late 2009, continued throughout the second quarter of 2010 resulting in a 15 percent increase in total spot revenue compared to the second quarter of 2009. Our core spot advertising revenue, which excludes political, increased 14 percent in the second quarter of 2010 compared to the second quarter of 2009. This was an improvement from the year-to-year increase of 12 percent in core spot advertising revenue we experienced in the first quarter of 2010, which included Olympics and Super Bowl revenue. The Company’s largest category, automotive, was up 51 percent in the second quarter of 2010 compared to the second quarter of 2009, an improvement from the year-to-year increase of 45 percent in the first quarter of 2010. We also experienced double-digit increases in several large categories like grocery and food products, retail, healthcare, financial services and home improvement. Political revenue of $2.5 million in the second quarter of 2010 increased $0.6 million from the second quarter of 2009, but was significantly less than the first quarter of 2010 due to the timing of political primaries in our markets. The Company’s station EBITDA was $64 million in the second quarter of 2010, a 28 percent increase over the second quarter of 2009, and our station EBITDA margin in the second quarter of 2010 was 39 percent.”

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Belo Announces Second Quarter 2010 Results
July 30, 2010
Page Two
Second Quarter in Review
Operating Results
Total revenue increased 13 percent in the second quarter of 2010 versus the second quarter of 2009. Total spot revenue, including political, was up 15 percent, with increases of 10 percent and 24 percent in local and national spot, respectively. The second quarter 2010 revenue increases were the result of an improved advertising environment, led by the automotive category which was up 51 percent. Political revenue in the second quarter of 2010 was $2.5 million compared to $1.9 million in the second quarter of 2009.
Revenue associated with Belo’s Web sites increased 14 percent to $8.1 million in the second quarter of 2010 versus 2009. Retransmission revenue totaled $11.7 million in the second quarter of 2010.
Station salaries, wages and employee benefits increased $6.4 million in the second quarter of 2010 versus the second quarter of 2009 due primarily to a non-cash credit of $3 million in the second quarter of 2009 related to the conversion to a paid time-off (PTO) vacation policy, a $1.5 million increase in accrued bonus expense and a $1.6 million increase in pension expense, which included the reinstatement of the pension transition supplement that was suspended in 2009.
Station programming and other operating costs decreased $2.2 million due primarily to a $2.3 million favorable non-cash expense variance in the second quarter of 2010 related to third-party funding of certain newsgathering equipment.
Station EBITDA of $64 million for the second quarter of 2010 was up 28 percent versus the second quarter of 2009. The station EBITDA margin for the second quarter of 2010 was 39 percent compared to 35 percent in the second quarter of 2009.

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Belo Announces Second Quarter 2010 Results
July 30, 2010
Page Three
Corporate
Corporate operating costs of $7.9 million in the second quarter of 2010 were $2.7 million higher than the second quarter of 2009 due primarily to higher pension expense of $1.6 million in the second quarter of 2010 and an increase of $1.1 million in accrued bonus expense. Decreases in other corporate operating costs offset a $1.7 million insurance reimbursement in the second quarter of 2009.
In the Company’s first quarter earnings release dated May 3, 2010, several factors were noted that would affect combined station and corporate operating costs for the second quarter. Below is a list of those factors with their actual impact on second quarter expenses:
•	a $3.4 million non-cash credit in the second quarter of 2009 related to the conversion to a PTO vacation policy;
•	a $1.7 million insurance reimbursement in the second quarter of 2009;
•	a $3.2 million increase in pension expense in the second quarter of 2010, which included the reinstatement of the pension transition supplement that was suspended last year;
•	a $2.6 million increase in accrued bonus expense in the second quarter of 2010 compared to virtually no bonus expense last year; and,
•	a $2.3 million favorable non-cash expense variance related to third-party funding of certain newsgathering equipment in the second quarter of 2010.
In its first quarter earnings release, the Company projected that, excluding the above items, second quarter combined station and corporate operating costs would be up in the low-to-mid single digits. Combined station and corporate operating costs for the second quarter of 2010, excluding the above items, were actually down 1.5 percent.

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Belo Announces Second Quarter 2010 Results
July 30, 2010
Page Four
Other Items
The Company recorded a reduction in operating expenses of $4.2 million in the second quarter of 2010 related to pension contribution reimbursements received from A. H. Belo Corporation related to its obligation to reimburse Belo for 60 percent of any pension contributions Belo makes to The G. B. Dealey Retirement Pension Plan. This credit is shown as a separate component of total operating costs and expenses on Belo’s Consolidated Statements of Operations. The Company expects to recognize a much smaller pension contribution reimbursement in the third quarter of 2010.
Belo’s depreciation expense totaled $8.8 million in the second quarter of 2010, down from $10 million in the second quarter of 2009.
The Company’s interest expense increased $4.5 million compared to the second quarter of 2009 due primarily to increased interest costs associated with the Company’s $275 million senior note offering completed in the fourth quarter of 2009 and the amortization of the discount and refinancing costs associated with the note offering. These borrowings were previously included in the Company’s lower-rate revolving credit facility.
Other income, net, increased $3.2 million in the second quarter of 2010 due primarily to costs recognized in the second quarter of 2009 related to the relocation of the Company’s bureau in Washington, D.C., and an increase in the reserve for an investment.
Income tax expense increased $6.2 million in the second quarter of 2010 compared to the second quarter of 2009 due primarily to higher pre-tax earnings.
Total debt at June 30, 2010, was $990 million, a reduction of $39 million from December 31, 2009. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 4.7 times at June 30, 2010, down from 5.0 times at March 31, 2010 and 5.9 times at December 31, 2009. Belo invested $3.8 million in capital expenditures in the second quarter of 2010 and currently expects full year capital expenditures to be approximately $15 million.

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Belo Announces Second Quarter 2010 Results
July 30, 2010
Page Five
Non-GAAP Financial Measures
A reconciliation of station EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings are set forth in an exhibit to this release.
2010 Outlook
Looking to the third quarter, Shive said, “We continue to expect robust political spending in the third quarter and throughout the back half of the year, which will cause some crowd-out of core spot revenue as is always the case when there are significant political dollars. Total spot revenue in July is expected to finish up 13 to 14 percent, continuing the positive trend we have seen throughout 2010. The months of August and September are expected to have greater political revenue than July and are currently pacing above the July level. Based on these pacing trends, total spot advertising revenue could increase in the high teens in the third quarter of 2010 compared to the third quarter of 2009 depending on the strength of political revenue.
Combined station and corporate operating costs will be up in the third quarter of 2010 compared to the third quarter of 2009 due to several factors listed below.
•	The Company’s conversion to a PTO vacation policy in 2009 resulted in a $1.6 million non-cash credit in the third quarter of 2009.
•	Pension expense is estimated to be $2.3 million higher in the third quarter of 2010 compared to 2009’s third quarter, including the effect of reinstating the pension transition supplement benefit that was suspended last year.
•	Accrued bonus expenses, including revenue-based bonuses, are currently estimated to be $3.1 million in the third quarter of 2010 compared to virtually no bonus expense last year.
Excluding the above items, third quarter combined station and corporate operating costs are currently expected to be up in the low-to-mid single digits. This increase is due to the lifting of the wage freeze and partial reinstatement of salary reductions in April of 2010, higher sales-related costs associated with higher revenue, and investments in new local programs. On a reported basis, combined station and corporate operating costs are expected to be up approximately 10 percent versus the third quarter of 2009.

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Belo Announces Second Quarter 2010 Results
July 30, 2010
Page Six
A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on Belo Corp.’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-800-230-1074. A replay line will be open from 3:00 p.m. CDT on July 30 until 11:59 p.m. CDT August 13. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 164258.
About Belo Corp.
Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly- attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-6835.
Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share amounts	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Operating Revenues	$162,982	$144,770	$317,314	$278,306

Operating Costs and Expenses
Station salaries, wages and employee benefits	51,911	45,536	103,135	98,209
Station programming and other operating costs	47,015	49,219	92,646	97,584
Corporate operating costs	7,855	5,199	17,464	14,148
Pension contribution reimbursement	(4,200)	—	(8,272)	—
Depreciation	8,770	9,967	18,013	20,759

Total operating costs and expenses	111,351	109,921	222,986	230,700

Earnings from operations	51,631	34,849	94,328	47,606

Other income and (expense)
Interest expense	(19,815)	(15,332)	(39,703)	(29,912)
Other income (expense), net	375	(2,805)	108	13,564

Total other income and (expense)	(19,440)	(18,137)	(39,595)	(16,348)

Earnings before income taxes	32,191	16,712	54,733	31,258
Income tax expense	12,666	6,417	21,666	12,052

Net earnings	$19,525	$10,295	$33,067	$19,206

Net earnings per share — Basic	$0.19	$0.10	$0.32	$0.18

Net earnings per share — Diluted	$0.19	$0.10	$0.31	$0.18

Average shares outstanding
Basic	103,027	102,497	102,919	102,438
Diluted	103,456	102,513	103,342	102,458

Cash dividends declared per share	$—	$—	$—	$0.075

Belo Corp.
Consolidated Condensed Balance Sheets

	June 30,	December 31,
In thousands	2010	2009
	(unaudited)

Assets
Current assets
Cash and temporary cash investments	$6,883	$4,800
Accounts receivable, net	136,286	139,911
Other current assets	27,976	31,413

Total current assets	171,145	176,124

Property, plant and equipment, net	172,809	177,475
Intangible assets, net	1,149,272	1,149,272
Other assets	73,133	81,590

Total assets	$1,566,359	$1,584,461

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$17,164	$20,736
Accrued expenses	61,021	56,199
Other current liabilities	18,310	26,962

Total current liabilities	96,495	103,897

Long-term debt	989,669	1,028,219
Deferred income taxes	183,501	169,888
Other liabilities	189,213	210,626
Total shareholders’ equity	107,481	71,831

Total liabilities and shareholders’ equity	$1,566,359	$1,584,461

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2010	2009	2010	2009

Station EBITDA (1)	$64,056	$50,015	$121,533	$82,513
Corporate operating costs	(7,855)	(5,199)	(17,464)	(14,148)
Depreciation	(8,770)	(9,967)	(18,013)	(20,759)
Pension contribution reimbursement	4,200	—	8,272	—

Earnings from operations	$51,631	$34,849	$94,328	$47,606

Note 1:	Belo’s management uses Station EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension contribution reimbursements and corporate expense. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Pro Forma Net Earnings
In thousands (unaudited)

	Three months ended June 30, 2010		Three months ended June 30, 2009
	Earnings	EPS	Earnings	EPS

Net earnings	$19,525	$0.19	$10,295	$0.10
Pension contribution reimbursement, net of tax	(2,562)	(0.02)	—

Pro forma net earnings	$16,963	$0.16	$10,295	$0.10

	Six months ended June 30, 2010		Six months ended June 30, 2009
	Earnings	EPS	Earnings	EPS

Net earnings	$33,067	$0.31	$19,206	$0.18
Pension contribution reimbursement, net of tax	(5,046)	(0.05)	—
Gain from extinguishment of debt, net of tax	—		(9,131)	(0.09)

Pro forma net earnings	$28,021	$0.27	$10,075	$0.10